Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 1st day of November 2013, by and between PETROSHARE CORP., a Colorado corporation with its principal place of business located at 7200 S. Alton Way, #B-220, Centennial, Co 80111 (the “Company” or “Employer”) and Stephen J. Foley, an individual residing in the State of Colorado (the “Employee”).

RECITALS

WHEREAS, to induce Employee to serve as CEO and to oversee the operations of the Company, the Company desires to provide Employee with compensation and other benefits on the terms and conditions contained in this Agreement.

WHEREAS, Employee is willing to accept such employment and perform services for the Company on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

1.  Term.

a)  Subject to the provisions for termination hereinafter provided, the initial one- year term of this Agreement shall commence on November 1, 2013 and terminate on October 31, 2014 (the “Initial Term”).

b)  Notwithstanding subparagraph 1(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on each successive anniversary of the last day of the Initial Term (each a “Renewal Term”), unless and until either party terminates the Agreement as provided herein.

c)  The Initial Term and any Renewal Terms shall be referred to below collectively as the “Term” of this Agreement.

2.  Compensation and Performance Review.

a)  For all services rendered by the Employee under this Agreement, commencing November 1, 2013, the Company shall be obligated to pay the Employee a salary of $12,500.00 per month ($150,000 per annum, “Base Salary”), payable in accordance with the Employer's regular payroll procedure. All payments to the Employee under this Agreement will be subject to withholding as required by law.

b)  At the end of every yearly period after the commencement of the Term of this Agreement, the Company shall grant the Employee a performance and salary review for the purposes of gauging the performance of the Employee for the preceding year and adjusting the salary of the Employee hereunder, looking to the results of such review and the Company's financial progress, among other things, as guides in such adjustments.

3.  Duties.    Employee is engaged as the Chief Executive Officer (CEO) of the Company. In such capacity, the Employee shall perform all duties incident to the title of CEO and such other duties, responsibilities, and authorities as from time to time may be reasonably assigned to him by the Board of Directors.

4.  Best Efforts of Employee.   During the Term of this Agreement, the Employee shall faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from him pursuant to the express and implied terms hereof to the reasonable satisfaction of the Board of Directors.  Such services shall be rendered in Centennial, CO and at such other place or places as the Board of Directors shall in good faith require or as the interest, needs, business or opportunity of the Company shall require. During the Term of this Agreement, the Employee shall not hold outside interests or engage in other business activities independent of the Company that are inconsistent or competitive with the Company’s business or interests, unless the Employee obtains prior written consent from the Board of Directors of the Company.

5.  Existing Personal Investment/Corporate Opportunity.  The provisions in Section 4 shall not apply to (a) any existing personal oil and gas investments owned by Employee, his family members, and his affiliates as of the date of this Agreement (“Existing Personal Investments”) as described on Schedule 5; (b) future expenditures made by Employee, his family members and his affiliates that are required to maintain, but not increase, their respective current ownership interests in the Existing Personal Investments, excluding however, any expenditure to participate in the acquisition, exploration, or development of any acreage that is not currently included in the Existing Personal Investments as of the Effective Date; and (c) any corporate opportunity that is first offered to, and subsequently declined by, the Company (acting through the Board or its designee).

6.  Working Facilities.  The Employee shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

7.  Expenses.  The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

8.  Benefits.  The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit plan adopted by the Board of Directors from time to time for the benefit of its employees.

9.  Vacation.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee.  If permitted under the Company’s vacation or paid time off policy, any accrued and unused vacation may be carried over from year to year and shall be paid to Employee upon the termination of his employment, regardless of the reason for such termination.

10.  Termination.

a)  Disability.  Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of three (3) months, the compensation payable for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, relying where necessary on the advice of qualified medical providers, and any such determination shall be evidenced by its written opinion delivered to the Employee and shall be final and binding on Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be signed by at least a majority of the Board. Should the Board of Directors determine the Employee incapable of the performance of his duties and such period has or is expected to last in excess of three months, the Employee's compensation thereafter shall be reduced to zero.  If the Employee is able to return to work prior to the expiration of one year from the date the disability began, the Employee shall receive full compensation upon his return to employment and regular discharge of his full duties hereunder. Upon termination under this subsection a), Employee will receive accrued but unpaid Base Salary and accrued benefits through the date of termination and/or any payments under applicable employee benefit plans or programs, and except as set forth in this subsection a), the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to employee will cease and terminate.

b)  Death.  In the event of Employee’s death during the Term, Employee’s estate or designated beneficiaries will receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and bonus through the date of death and any payments under applicable employee benefit plans or programs.  Upon termination of Employee’s employment by death, except as set forth in this subsection b), the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Employee will cease and terminate.

c)  For Cause.  The Company may terminate this Agreement with cause at any time immediately upon notice to the Employee thereof, and such notice having been given, this Agreement shall terminate in accordance therewith. For the purpose of this section, “cause” shall be defined as follows: (i) Employee has failed or refused to substantially perform his duties, responsibilities, or obligations under this Agreement (other than refusal or failure resulting from the disability of the Employee); (ii) any conviction by Employee of a felony or other crime of moral turpitude; (iii) Employee has engaged in misconduct in the course and scope of his employment under this Agreement, including but not limited to gross incompetence, disloyalty, disorderly conduct, improper disclosure of Confidential Information, or any other violation of the Company’s policies; (iv) Employee has engaged in any act or omission that is contrary to the Company’s best interests or likely to damage the Company’s Business, including without limitation the Company’s reputation; (v) Employee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation, or falsification of records against the Company or its affiliates; or (vi) Employee commits an act which constitutes in fact and/or law a breach of fiduciary duty.  In the event that Employee’s employment is terminated by the Company for cause, Employee will be entitled to receive only accrued but unpaid Base Salary and accrued benefits through the date of termination.  Upon termination of Employee’s employment for cause, except as set forth in this subsection c), the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Employee will cease and terminate.

d)  Without Cause.  The Company may terminate this Agreement without cause by giving thirty (30) days written notice to the Employee, and such notice having been given, this Agreement shall terminate in accordance therewith.  In the event of termination under this subsection (d), Employee will be entitled to accrued but unpaid Base Salary and bonus and accrued benefits through the date of termination plus he will be entitled to receive as severance payments equal to twelve months of Base Salary from the Date of Termination (hereinafter defined; the “Severance Payment”), such amount to be paid monthly in accordance with the Company’s then current payroll practices; provided however, that if termination without cause is in within 6 months before or at any time following a Change in Control as defined in subparagraph (g) hereof, the Severance Payment shall be paid in full upon the Date of Termination.  Upon termination of Employee’s employment without cause, except for the obligations set forth in this subsection d), the obligation of the Company to make any further payments or to provide any further benefits to Employee under this Agreement will cease and terminate.

Notwithstanding the foregoing, in no event shall Employee be entitled to receive any Severance Payment described in subparagraph (d) (the “Conditional Severance”) unless he executes a General Release and Agreement prepared by the Company in customary form (the “Release”) and such Release is not revoked.  Employee shall be eligible for Conditional Severance only if the executed Release is returned to the Company and becomes irrevocable within 60 days after the Date of Termination.  Until the Release has become irrevocable, any such Conditional Severance shall be held and not provided by the Company.  Any Conditional Severance that would have been payable in the absence of the foregoing Release requirement, but which is not paid because such Release has not yet become irrevocable, will be paid after such Release becomes irrevocable, and thereafter, all of the Conditional Severance shall be paid in accordance with the applicable provisions of subparagraph (d).  If Employee fails to return the Release to the Company in sufficient time so that it becomes irrevocable within 60 days after the Date of Termination, Employee’s rights to the Conditional Severance shall be forfeited, the Company shall have the right to cease providing any part of the Conditional Severance, and Employee shall be required to immediately repay the Company for any Conditional Severance already provided.

e)  By Resignation.  If Employee resigns for any reason, Employee will be entitled to accrued but unpaid Base Salary and accrued benefits through the effective date of Employee’s resignation.  Upon termination of Employee’s employment by resignation, except for the obligations set forth in this subsection e), the obligations of the Company to make any further payments or to provide any further benefits to Employee under this Agreement will cease and terminate.

f)  Suspension of Duties.  Notwithstanding the foregoing provisions of paragraph (d) or (e), the Company may suspend Employee from performing his duties, responsibilities, and authorities under this Agreement (including, without limitation, his duties, responsibilities, and authorities as a member of the Board of Directors of the Company or any Affiliate) following the delivery by Employee of a notice of termination providing for Employee’s resignation, or delivery by the Company of a notice of termination providing for Employee’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to such payment and benefits, including, without limitation, the rules applicable to qualified plans under Code Section 401(a) and the rules applicable to nonqualified deferred compensation plans under Code Section 409A, Employee shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension; and further provided that any such suspension shall not affect the determination of whether the termination was with Cause or without Cause.  The Company may suspend Employee with pay pending an investigation authorized by the Company or a governmental authority or a determination by the Company whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute a termination of this Agreement or Employee’s employment.

g)  Change in Control.   Change in Control means (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger,  (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate of the Company), (C) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (D) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) or (E) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a Change in Control shall not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

h)  Conditions on Receipt of Severance Benefits.

i)           Compliance with Post-Termination Obligations.  Notwithstanding any contrary provision in this Agreement, the Company shall have the right to cease providing any part of the Severance Payment, and Employee shall be required to immediately repay the Company for any Severance Payment already provided, but all other provisions of this Agreement shall remain in full force and effect, if Employee does not fully comply with his post-termination covenants under paragraphs 12, 13, and 14 of this Agreement.

ii)           Separation From Service Requirement.  Notwithstanding any other provision of this Agreement, Employee shall be entitled to any Severance Payment only if Employee’s termination of employment constitutes a “Separation from Service” which for purposes of this Agreement means “separation from service” (within the meaning of Section 409A).

i)  Other Provisions Relating to Termination.

i)           Notice of Termination.  Any Termination of this Agreement by the Company or by Employee (other than termination because of Death) shall be communicated by written Notice of Termination to the other party thereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provisions in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

ii)           Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (i) if Employee’s employment is terminated by Death, the date of death; (ii) if Employee’s employment is terminated because of Employee becoming Permanently Disabled, then 30 days after Notice of Termination is given; (iii) if Employee’s employment is terminated by the Company with or without Cause, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements in paragraph 11; and (iv) if this Agreement is not renewed, the last date of the Initial Term or the Renewal Term as applicable.

j) Business Opportunities and Intellectual Property.

i)           Prompt Disclosure Required.  Employee shall promptly disclose to the President in writing all Business Opportunities and Intellectual Property.

ii)           Definition of Business Opportunities.  For purposes of this Agreement “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the Business or the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, that are or were developed by Employee during his employment with the Company or originated by any third party and brought to the attention of Employee during his employment with the Company, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions, or other written or charted means).

iii)           Definition of Intellectual Property.  For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, that do not fall within the definition of Business Opportunities, that Employee discovers, conceives, invents, creates, or develops (or discovered, conceived, invented, created, or developed), alone or with others, during this employment with the Company, if such discovery, conception, invention, creation or development (i) occurs or occurred in the course of Employee’s employment with the Company or its Affiliates or (i) occurs or occurred with the use of any time, materials, or facilities of the Company or its Affiliates.

11.  Notices.

All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by overnight courier or registered or certified mail, return receipt requested and postage prepaid, in the case of the Company:

PETROSHARE CORP
Frederick J. Witsell, President
7200 South Alton Way, Ste. #B-220
Centennial, Co 80111
(303) 881-2157 cell

and in the case of the Employee:

Stephen J. Foley
9754 Sunset Hill Drive
Lone Tree, CO  80124
(303) 591-1321 cell

12.  Confidential Information.  Prior to and during the Term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to oil and gas property and lease information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential ("Confidential Information"). Confidential Information further includes, but is not limited to, all technical, engineering, property and lease information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing. Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information except for a valid purposes of the Company consistent with Employee’s duties, whether during or after the Term of this Agreement, except to the extent any such information was known by Employee prior to employment with the Company or becomes generally known to the public through no fault of Employee. The terms of this provision survive the Term of this Agreement, or any termination thereof for a period of one year. Employee acknowledges that this Section 12 survives the termination of Employee’s employment and is enforceable by the Company at any time, regardless of whether the Employee continues to be employed by the Company.

13.  Non-Compete.  For one year after the termination of this Agreement pursuant to Section 10(a), 10(c) or Section 10(e) hereof, Employee agrees that, without the prior written consent of the Board of Directors, he will not (i) engage in or have any direct or indirect interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in competition with the Company, other than his Existing Personal Investments; or (ii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company.  For purposes of this Section 13, a business will be deemed to be in competition with the Company if it is in the business of leasing, exploring for, developing or producing oil and/or gas with operations in Colorado.  Employee acknowledges that this Section 13 survives the termination of Employee’s employment for a period of one year and is enforceable by the Company during that time.  Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to exercise or modify such provision or provisions of this covenant as to the court appear reasonable and to enforce the remainder of the covenant as so amended.

14.  Non-Solicitation.  Employee also agrees that he will not, directly or indirectly, during the Term of this Agreement or for so long as Employee receives any Severance Payment or benefits under this Agreement in respect of the termination of his employment, for any reason, in any manner, either (a) employ, or permit an entity by which he becomes employed or of which he becomes an officer or director, to employ, any person who was employed by the Company on the date of termination or 45 days prior to the date of termination; or (b) encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company as a vendor, contractor, consultant to terminate that relationship without the express written approval of the Company.  It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

15.  Common Law and Other Contractual Duties.  Employee acknowledges and agrees that his obligations concerning confidentiality, non-competition, and non-solicitation under this Agreement shall supplement, rather than supplant, his common law duties of confidentiality and loyalty owed to the Company and its affiliates and any obligations under any confidentiality, non-competition, non-solicitation, proprietary information and inventions, intellectual property, or similar agreement he entered into with the Company or its affiliates.

16.  Remedies.  Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief, in addition to any other relief to which the Company may be entitled.  Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

17.  Entire Agreement.  This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee.  This Agreement shall not be modified except by written agreement signed by both parties.

18.  Headings.  The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

19.  Assigns.  This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

20.  Waiver and Severability.  No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

21.  Arbitration.  Any dispute regarding the subject matter of this Agreement shall be resolved by binding arbitration to be conducted by a single arbitrator upon mutual written agreement of the parties under the rules of the Colorado Uniform Arbitration Act. The prevailing party shall be entitled to an award of attorney's fees, costs and expenses. The award may be converted to an order of a court of competent jurisdiction, and each party voluntarily submits to personal jurisdiction in the federal and state courts located in Colorado. Notwithstanding the aforementioned, the Company shall be entitled to seek injunctive relief for violation of the provisions of Sections 12, 13, 14 and 15 of this Agreement, as provided in Section 16 of this Agreement.

19.  Counterparts.  This Agreement may be executed in several counterparts and shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart.  Facsimile and e-mail (PDF) signatures are acceptable and binding as originals for all purposes.

20.  Time.  Time is of the essence.

21.  Governing Law.  This Agreement shall be construed under the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the day and year first above written.

THE COMPANY: PETROSHARE CORP.		THE EMPLOYEE:
By:	/s/ Bill M. Conrad	/s/ Stephen J. Foley
	Bill M. Conrad, Chairman	Stephen J. Foley

Schedule 5

Existing Personal Investment

1.  I have a working interest in 12 shallow oil wells in Warren County, PA with Noel Dilapo and Steve Garrison and their company-Axis Resources.